Exhibit 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

By and Between

KOHL’S DEPARTMENT STORES, INC.

And

CHASE BANK USA, NATIONAL ASSOCIATION

Dated as of March 5, 2006

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SCHEDULES AND EXHIBITS

Schedule 1.1	Parties with Knowledge

Schedule 1.2	Master File Layout

Schedule 2.4	Form of Estimated Closing Statement and Final Closing Statement

Schedule 4.1(c)	Third Party Consents Required for Closing

Schedule 4.1(f)	Write-Off Policy

Schedule 4.1(i)	Assigned Contracts

Schedule 4.1(l)	Forms of Cardholder Agreements

Schedule 5.2(d)	Sales, Leases, and Disposals

Schedule 9.2	Indemnification Matters

Exhibit A	Form of Program Agreement

Exhibit B	Form of Instrument of Assignment and Assumption

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is dated as of March 5, 2006 (the “Agreement”) and is by and between KOHL’S DEPARTMENT STORES, INC., a Delaware corporation (the “Seller”), and CHASE BANK USA, NATIONAL ASSOCIATION, a national bank (the “Purchaser”).

RECITALS

WHEREAS, the Seller is, among other things, (i) engaged in the business of selling merchandise through retail stores and by other means, and (ii) directly and indirectly engaged in the Business (as hereinafter defined);

WHEREAS, pursuant to this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain assets used in the Business pursuant to the terms contained and in the manner described herein and in the Ancillary Agreements (as hereinafter defined);

WHEREAS, on the date hereof, the Seller and the Purchaser are entering into a Program Agreement (the “Program Agreement”) in the form attached hereto as Exhibit A, that is to become effective as of the Closing under this Agreement, and that provides for, among other things, the issuance of proprietary credit cards of the Seller, the issuance of existing and new credit-related products to be developed with the Purchaser, the processing and servicing of the related accounts, and the conduct of related marketing activities, all as more fully set forth therein; and

WHEREAS, concurrently with the Closing under this Agreement, the Seller and the Purchaser desire to enter into other agreements in connection with the transactions contemplated hereby, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions of Certain Terms. In this Agreement, the following terms are used with the meanings assigned below:

“Account” means, as of the Cut-Off Time, any account identified by name and account number under which a purchase or credit transaction may be or has been made by a Cardholder by means of a Credit Card, which is recorded as an Account on the Master File and for which an Account Agreement is in effect as of the Closing Date, including any world-wide accounts.

“Accountant” has the meaning given thereto in Section 2.4(c).

“Account Agreement” means an agreement (including related disclosure) between the Seller or its Affiliates and a Person or Persons under which Accounts are established and pursuant to which Credit Cards are issued to or on behalf of such Person or Persons, as such agreement may be amended, modified or otherwise changed from time to time (including pursuant to change of terms notices).

“Accrued Interest” means the aggregate amount of all finance charges that were accrued and earned, but not posted on the Accounts as of the Cut-Off Time.

“Acquired Assets” means all right, title and interest of the Seller and its Affiliates in and to the following credit assets and properties, except to the extent they constitute Excluded Assets:

(1) the Accounts and the Gross Receivables accrued as of the Cut-Off Time related to the Accounts;

(2) the applications for Accounts pending and solicitations for Accounts outstanding;

(3) the Account Agreements, the Cardholder List and the Master File;

(4) the Assigned Contracts;

(5) the Books and Records, subject to Section 5.10, and subject to the Seller’s right to retain a copy of the Books and Records for use in connection with servicing the Accounts;

(6) the Credit Cards; and

(7) rights, claims, credits, causes of action and rights of set-off against third parties relating principally to any Acquired Assets or Assumed Liabilities.

“Action” means any claim, action, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative, in law or in equity, or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given thereto in the Preamble.

“Allocation Statement” has the meaning given thereto in Section 2.5(a).

“Ancillary Agreements” means the Program Agreement and the Instrument of Assignment and Assumption.

“Applicable Order” means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any of its property.

“Assigned Contracts” means the Contracts listed on Schedule 4.1(i), and specifically excludes any contracts relating to servicing of the Accounts and any intercompany Contracts between the Seller and any of its Affiliates.

“Assumed Liabilities” mean the following Liabilities of the Seller and its Affiliates, except to the extent they constitute Excluded Liabilities:

(1) all obligations to Cardholders from and after the Closing Date in respect of Accounts to perform under Account Agreements, including payment of credit balances as of the Cut-Off Time;

(2) all fees, normal operating assessments and other charges relating to the Accounts that are incurred or accrue on or after the Closing Date;

(3) all obligations of the Seller arising under the Assigned Contracts from and after the Closing Date;

(4) all Liabilities for Taxes relating to the Acquired Assets to the extent set forth in Sections 6.1(d) and 6.1(e).

“Books and Records” means books, records, original documents, files and papers maintained by or for the Seller, whether in hard copy or electronic format, in each case to the extent within the Seller’s control and/or possession and primarily used with respect to the Acquired Assets, other than any relating principally to the Excluded Assets and other than Tax returns or Tax workpapers.

“Business” means the proprietary Credit Card business of the Seller relating to the Accounts, including the extension of credit to Cardholders, the servicing of the Accounts, billings, collections, processing of Account transactions and the administration of the Accounts and Gross Receivables.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in Wisconsin or New York generally are required or authorized by law or executive order to close.

“Cardholder” means a Person or Persons to whom a Credit Card is or has been issued and in whose name(s) an Account, in connection with which the Credit Card may be used, has been established pursuant to an Account Agreement.

“Cardholder List” means a list of the names, addresses, telephone numbers, taxpayer identification numbers, social security numbers and e-mail addresses of all Cardholders as of the Cut-Off Time if and to the extent such information is within the possession or control of the Seller or its Affiliates.

“Closing” has the meaning set forth in Section 3.1(a).

“Closing Date” has the meaning set forth in Section 3.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated October 17, 2005, by and between the Seller and the Purchaser.

“Constituent Documents” means the articles of association, articles of incorporation, certificate of incorporation, by-laws and/or other organizational documents, as appropriate, of any Person.

“Contract” means, with respect to any Person, any agreement, undertaking, contract, indenture, deed of trust or other instrument, document or agreement by which that Person, or any amount of its properties, is bound and/or subject.

“Credit Card” means a proprietary card that may be used by the related Cardholder to purchase goods and/or services from the Seller or other Persons authorized by the Seller through open-end revolving credit, commonly known as credit, store or Kohl’s charge card, commonly referred to as “Kohl’s Charge.”

“Cut-Off Time” means 11:59 PM Pacific time on the date immediately preceding the Closing Date.

“Deductible Amount” has the meaning given thereto on Schedule 9.2.

“De Minimis Claim Amount” has the meaning given thereto on Schedule 9.2.

“Disclosure Schedule” means, with respect to the Seller or the Purchaser, a schedule delivered to the other party on or before the date of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or covenants contained in this Agreement; provided, however, that, unless the terms of the applicable representation provide otherwise, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect with respect to the disclosing party or the Acquired Assets.

“Eligible Receivables” means all Gross Receivables other than receivables under Written-Off Accounts.

“Estimated Closing Statement” means a statement prepared by the Seller substantially in the form of Schedule 2.4, showing in reasonable detail the calculation of the Estimated Purchase Price, based on data available as of the close of business on the fifth Business Day preceding the Closing Date.

“Estimated Purchase Price” means the amount payable by the Purchaser on the Closing Date in accordance with the Estimated Closing Statement.

“Exchange Act” has the meaning given thereto in Section 4.1(e).

“Excluded Assets” means the assets of the Seller and its Affiliates not being acquired by the Purchaser hereunder, including the following:

(1) cash and cash equivalents on hand and cash and cash equivalents in bank accounts maintained by the Seller or any of its Affiliates;

(2) insurance policies maintained by or for the benefit of the Seller and all claims accrued thereunder, and all amounts for insurance billed with respect to Accounts prior to the Closing;

(3) Intellectual Property Rights other than rights to the Cardholder List or the Master File and other than any Intellectual Property Rights explicitly licensed or otherwise granted to the Purchaser under any Ancillary Agreement;

(4) assets of the Seller or any of its Affiliates sold or otherwise disposed of, or otherwise becoming no longer a part of the Acquired Assets, without violation of this Agreement during the period prior to the Closing Date;

(5) assets relating to the Seller’s employee benefit agreements, plans or other arrangements;

(6) rights, claims, credits, causes of action, or rights of set-off against third parties not relating principally to the Acquired Assets or which relate principally to an Excluded Liability;

(7) all licenses, permits or other authorizations of any Governmental Authorities held or used by the Seller;

(8) interests in real property;

(9) Personal Property of the Seller;

(10) all right, title and interest of the Seller in and to any and all other assets and properties, of any kind whatsoever, that are not primarily used in connection with the Acquired Assets as of the Closing Date;

(11) all customer data relating to customers of the Seller and its Affiliates (whether or not duplicated in the Cardholder List, the Master File and the Books and Records (all of which constitute Acquired Assets));

(12) prepaid Taxes, Tax payments due from any of the Seller’s Affiliates, and entitlements to refunds, credits, offsets or other benefits for overpayment of Taxes relating to any period (or portion thereof) prior to the Closing Date;

(13) Loan loss reserves;

(14) Intercompany Contracts between the Seller and any of its Affiliates;

(15) The Scoring Models;

(16) Any gift card, debit card, or other stored-value card, and any program related thereto;

(17) All Written-Off Accounts; and

(18) All rights, privileges, and benefits of acting as servicer of the Accounts or any account created in the future, including all servicing fees and other compensation payable to the servicer with respect to all periods from and after the Closing.

“Excluded Liabilities” means Liabilities of the Seller (or any of its respective predecessors) and its Affiliates, other than the Assumed Liabilities, of any kind whatsoever, whether presently in existence or arising hereafter, including:

(1) Except as provided in Sections 6.1(d) and (e), (A) all Liabilities for Taxes with respect to the Business or the Acquired Assets for any period (or portion thereof) prior to the Closing Date and (B) all Liabilities for Taxes with respect to the Business or the Acquired Assets that accrue on the Closing Date in connection with the sale of the Acquired Assets;

(2) Liabilities that result from an act, or failure to act, by the Seller or any of its Affiliates prior to the Closing Date that relate to any claims by any current, former or putative employee thereof, whether or not such claims are brought prior to, on or after the Closing Date, and Liabilities relating to employee benefits (including any accrued vacation benefits) or compensation arrangements existing prior to the Closing Date;

(3) Any Liability principally related to an Excluded Asset; and

(4) Any Liability of the Seller (or any of its Affiliates) relating to or arising from the operation of the Business at or prior to the Cut-Off Time or from any facts, circumstances or events existing or occurring at or prior to the Cut-Off Time.

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day.

“Final Closing Statement” means a statement prepared by the Seller, substantially in the form of Schedule 2.4, showing in reasonable detail the Seller’s calculation of the Purchase Price, based on the Accounts and the Acquired Assets as of the Cut-Off Time.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any domestic or foreign governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity exercising legislative, judicial, regulatory or administrative functions.

“Gross Receivables” means all amounts owing (after deduction of credit balances scheduled as of the Cut-Off Time and unapplied cash) to the Seller from Cardholders with respect to Accounts (including outstanding loans, cash advances and other extensions of credit; billed or posted but unbilled finance charges and late charges; Accrued Interest; and any other fees, charges and interest assessed on the Accounts) as of the Cut-Off Time (or, solely with respect to the Estimated Closing Statement, as of the close of business on the fifth Business Day preceding the Closing Date).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning given thereto in Section 9.4(a).

“Indemnifying Party” has the meaning given thereto in Section 9.4(a).

“Indemnity Cap Amount” has the meaning given thereto on Schedule 9.2.

“Instrument of Assignment and Assumption” means the Instrument of Assignment and Assumption in the form attached as Exhibit B, to be entered into at Closing.

“Intellectual Property Right” means any intellectual property right, including any trademark, service mark or other source indicator, invention, patent, copyright, trade secret, know-how, and any registration or application for registration of any of the foregoing.

“Knowledge” means, with respect to the Seller, the actual knowledge of the officers of the Seller who are listed on Schedule 1.1, and, with respect to the Purchaser, the actual knowledge of the officers of the Purchaser who are listed on Schedule 1.1.

“Liability” means any debt, liability, commitment or obligation, of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise.

“Lien” means, with respect to any property, any lien, security interest, mortgage, pledge, charge or encumbrance, whether consensual or statutory, relating to that property, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

“Losses” has the meaning given thereto in Section 9.2.

“Master File” means the master file maintained by the Seller and the Service Provider with respect to the Accounts, including the information listed on Schedule 1.2.

“Material Adverse Effect” means:

(a) With respect to the Acquired Assets, a material adverse change in, or a material adverse effect upon, the Acquired Assets taken as a whole, excluding any effect or change attributable to or resulting from (i) events, conditions or occurrences in economic, business or financial conditions generally effecting the credit card services, consumer credit business, or banking industry, to the extent such that such events, conditions or occurrences do not disproportionately effect the Acquired Assets, (ii) financial market conditions, including interest rates or changes therein, (iii) changes in Requirements of Law, GAAP or regulatory accounting principles after the date hereof, (iv) any action, omission, change, effect, circumstance or condition contemplated by this Agreement, or attributable to the signing and announcement of this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements, or (v) any actions or omissions required by the terms of this Agreement or the Ancillary Agreements; and

(b) With respect to the Seller or the Purchaser, a material impairment of the ability of the relevant Person or Persons to perform its or their material obligations under this Agreement.

“Permissible Liens” means (a) with respect to those Acquired Assets that are Personal Property, restrictions or imperfections of title that do not materially detract from the value or impair the use of any Acquired Asset and (b) Liens for taxes, assessments and other governmental charges or levies not yet due or which are being contested in good faith by appropriate action.

“Person” means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.

“Personal Property” means the tangible assets of the Seller.

“Program Agreement” has the meaning given thereto in the Recitals.

“Purchase and Assumption” has the meaning given thereto in Section 3.1(a).

“Purchaser” has the meaning given thereto in the Preamble.

“Purchase Price” means the purchase price payable in accordance with the Final Closing Statement, as finally determined in accordance with Section 2.4.

“Purchaser Indemnified Parties” has the meaning given thereto in Section 9.2.

“Requirement of Law” means all federal, state and local laws, statutes, regulations, written regulatory guidance, orders or directives, opinions and interpretations of any Governmental Authority as may be amended and in effect from time to time, including: (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-Leach-Bliley Act and its implementing regulations; and (vi) the Federal Trade Commission Act.

“Schedule” shall mean any Disclosure Schedule hereto.

“SEC” has the meaning given thereto in Section 4.1(e).

“SEC Documents” has the meaning given thereto in Section 4.1(e).

“Securities Act” shall have the meaning given thereto in Section 4.1(e).

“Seller “ has the meaning given thereto in the Preamble.

“Seller Indemnified Parties” has the meaning given thereto in Section 9.3.

“Scoring Models” means the customer underwriting scorecard and the customer behavioral scorecard developed on behalf of the Seller relating to the Accounts.

“Service Provider” means any data processing service provider used by the Seller in connection with the Accounts.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxes” means (A) any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and (B) any Liability of the Seller for the payment of any amounts of the type described in clause (A) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

“Written-Off Accounts” means all Accounts that (i) have been charged-off or written-off as of the Cut-Off Time, or (ii) are eligible for charge off or write-off as of the Cut-Off Time in accordance with the write-off policy attached hereto as Schedule 4.1(f).

SECTION 1.2 Interpretation. (a) In this Agreement, unless the context otherwise requires, references to:

(i) the Preamble or the Recitals, Sections, Exhibits, or Schedules refer to the Preamble or a Recital or Section of, or Exhibit or Schedule to, this Agreement;

(ii) any Contract (including this Agreement) refer to the Contract as amended, modified, supplemented or replaced from time to time;

(iii) any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;

(iv) any Governmental Authority includes any successor to the Governmental Authority;

(v) this Agreement refers to this Agreement, the Schedules, the Disclosure Schedule and the Exhibits hereto; and

(vi) any Schedule refer to a Disclosure Schedule.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise effect any of the provisions of this Agreement.

(c) Whenever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

(d) Any time period specified herein, including the period during or after which a payment is due, shall be deemed to exclude the day on which the period commences and include the day on which the period ends.

(e) This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

ARTICLE II

PURCHASE, SALE AND ASSUMPTION

SECTION 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, at the time of the Closing, and effective from and after the Closing Date, the Seller shall sell, convey and assign (or cause its Subsidiaries to sell, convey and assign) to the Purchaser, free and clear of all Liens, except Permissible Liens, the Acquired Assets, and the Purchaser agrees to purchase all such Acquired Assets.

SECTION 2.2 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing Date, the Purchaser agrees to assume, pay, defend, discharge and perform as and when due the Assumed Liabilities.

SECTION 2.3 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is assuming only the Assumed Liabilities and not any Excluded Liabilities. The Excluded Liabilities will be retained by the Seller.

SECTION 2.4 Purchase Price; Purchase Price Adjustment. (a) On the second Business Day before the Closing, the Seller will deliver to the Purchaser the Estimated Closing Statement reflecting the Seller’s calculation of the Estimated Purchase Price to be paid by the Purchaser at the Closing.

(b) Within 60 Business Days after the Closing, the Seller will deliver to the Purchaser (i) the Final Closing Statement (A) prepared in accordance with the Seller’s normal operating procedures in effect as of the Cut-Off Time, and (B) based on the information in the Master File and the other Acquired Assets as of the Cut-Off Time and (ii) copies of the Master File as of the Cut-Off Time and all material working papers relating to the Final Closing Statement.

(c) The Purchaser shall, within 30 Business Days after receipt of the Final Closing Statement, advise the Seller in writing and in reasonable detail of any inaccuracies it believes are reflected in the Final Closing Statement. In the event no such objection to the Final Closing Statement is delivered to the Seller within such time period, the Final Closing Statement, as delivered to the Purchaser, shall be final and binding upon the parties. In the event the Purchaser delivers such an objection, the Seller and the Purchaser shall attempt in good faith to resolve any differences. In the event all differences are not resolved within 30 Business Days following delivery to the Seller of any objections, then the issues remaining unresolved shall be determined by an independent nationally-recognized public accounting firm mutually acceptable to the Seller and the Purchaser (the “Accountant”). The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement. In making its determination, the Accountant may only consider those items and amounts as to which the Purchaser and the Seller have disagreed within the time periods and the permitted grounds specified. The Accountant’s determination will be conclusive and binding on the Purchaser and the Seller absent manifest error. The fees of the Accountant will be shared by the Purchaser and the Seller in proportion to the relative differences between their respective calculations of the Purchase Price and the amount determined by the Accountant.

(d) If the Estimated Purchase Price exceeds the Purchase Price, then the Seller shall, within five Business Days after the Purchase Price has been finally determined pursuant to Section 2.4(c), pay such excess amount to the Purchaser, together with interest on such excess amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. If the Estimated Purchase Price is less than the Purchase Price, then the Purchaser shall, within five Business Days after the Purchase Price has been finally determined pursuant to Section 2.4(c), pay such deficiency to the Seller, together with interest on such deficiency for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds

Rate. Each party to this Agreement will make available to the other party, and to the Accountant, its and its accountant’s work papers, schedules and other supporting data as may be reasonably requested by such party to enable it to verify the amounts set forth in the Final Closing Statement.

SECTION 2.5 Allocation of Purchase Price. (a) The Seller shall prepare an allocation of the Purchase Price (as determined for federal income tax purposes) among the Acquired Assets (the “Allocation Statement”) and, within 90 days after the Closing Date, shall deliver to the Purchaser a copy of the Allocation Statement, together with any appropriate supporting documentation. The Purchaser and the Seller shall endeavor in good faith to agree on the Allocation Statement. If the Purchaser and the Seller have not agreed on the Allocation Statement within 30 days after delivery of the Allocation Statement by the Seller to the Purchaser, each of the Purchaser and the Seller may use its own allocation. The Seller will consult with the Purchaser regarding the preparation of the Allocation Statement and will respond to any reasonable request or inquiry of the Purchaser in connection therewith. The Allocation Statement shall be prepared in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder.

(b) The Purchaser and the Seller shall report the allocation of the total consideration among the Acquired Assets in a manner consistent with the Allocation Statement and shall act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective Federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury regulations, the Internal Revenue Service or any applicable state or local taxing authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided, however, that neither the Seller nor the Purchaser will be obligated to litigate any challenge to such allocation of the Purchase Price by a Governmental Authority.

(c) The Purchaser and the Seller will promptly inform each other of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.5 and shall consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

SECTION 2.6 Third-Party Consents.

(a) To the extent that any consent needed to assign to the Purchaser any Assigned Contract has not been obtained on or prior to the Closing Date, this Agreement and any document delivered pursuant hereto will not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a material breach of such Assigned Contract or would give rise to a valid right of termination thereof. If any such third-party consent will not be obtained on or prior to the Closing Date, then the applicable Contract shall be withheld from sale pursuant to this Agreement and the parties shall enter into an agreement reasonably acceptable to the Purchaser and the Seller to provide for the transfer thereto of all the economic rights and benefits related to such Contract.

(b) The Seller and the Purchaser will use commercially reasonable efforts (which for purposes of this Section 2.6 shall not require any payment of money by the Seller or the Purchaser, except as agreed between them in writing) to seek any required consents to the assignment of the Assigned Contracts that have not been obtained as of the Closing Date, and promptly upon receipt of such consents will effect such assignments.

SECTION 2.7 Intention of the Parties. The Seller and the Purchaser intend that the transfer of the Acquired Assets by the Seller to the Purchaser pursuant to this Agreement be a sale of the ownership interest in such assets to the Purchaser and that, following such sale, the Acquired Assets shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. The Seller and the Purchaser intend to treat such transfer as a sale for accounting and tax purposes. In the event that, notwithstanding the intent of the Seller and the Purchaser, the transfer contemplated hereby is held not to be a sale, this Agreement shall constitute a security agreement under applicable law, and the Seller hereby grants to the Purchaser a first priority continuing security interest in and to all of the Seller’s right, title and interest now owned or hereafter arising in, to and under the Acquired Assets.

ARTICLE III

CLOSING; ASSIGNMENT

SECTION 3.1 The Closing. (a) The closing (the “Closing”) of the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities hereunder (collectively, the “Purchase and Assumption”) will take place at the offices of Sidley Austin LLP, 1787 7th Avenue, New York, New York, on the second Business Day after the last of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than conditions relating solely to the delivery of documents to be dated the Closing Date) has been satisfied or waived in accordance with the terms of this Agreement or at such other place or on such other date as the parties hereto jointly designate in writing (the “Closing Date”).

(b) At the Closing, the Seller and the Purchaser will deliver or cause to be delivered to each other the Instrument of Assignment and Assumption in substantially the form set forth in Exhibit B and, if necessary, such other instruments as are necessary or appropriate to reflect any alternative arrangements described in Section 2.6, appropriately executed by the Seller and the Purchaser.

(c) At the Closing, the Purchaser will pay the Estimated Purchase Price by initiating a wire transfer of immediately available funds (in U.S. dollars) prior to 11:00 a.m. Eastern time on the Closing Date to an account or accounts specified by the Seller at least one Business Day prior to the Closing Date.

(d) All of the actions described in subsections (b) and (c) of this Section 3.1 shall be deemed to occur simultaneously.

ARTICLE IV

REPRESENTATIONS OF THE PARTIES

SECTION 4.1 Representations of the Seller. The Seller represents to the Purchaser as follows:

(a) Corporate Existence. The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, and (ii) is duly licensed or qualified to do business as a corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations required hereunder except to the extent that its non-compliance would not reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Seller.

(b) Capacity; Authorization; Validity. The Seller has all necessary corporate power and authority to (i) own the Acquired Assets and to carry on the Business as currently conducted, (ii) execute and enter into this Agreement and each of the Ancillary Agreements, and (iii) perform the obligations required of the Seller hereunder and under each of the Ancillary Agreements. The execution and delivery by the Seller of this Agreement and each of the Ancillary Agreements, and the consummation by the Seller of the transactions specified herein have been duly and validly authorized and approved by all necessary corporate action of the Seller. This Agreement (i) has been duly executed and delivered by the Seller, (ii) constitutes the valid and legally binding obligation of the Seller, and (iii) is enforceable against the Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws effecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c) Governmental and Third-Party Consents. Except as set forth on Schedule 4.1(c), the Seller has all necessary licenses, permits, consents and approvals from or by, and has made all necessary notices to, any Governmental Authority having jurisdiction, or any other third party, in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to provide such notices would not reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Seller.

(d) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller, its compliance with the terms hereof and thereof, and its consummation of the transactions specified herein and therein do not, and (subject to obtaining the governmental and third-party consents referred to in Section 4.1(c)) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any Contract to which the Seller is a party or by which it is bound, or by which the Seller’s assets are bound; (ii) conflict with or violate the Constituent Documents of the Seller; (iii) violate any Requirements of Law or conflict with, or require any consent or approval under any Applicable Order, permit or license, to which the Seller is a party or by which it is bound or effected; (iv) require the consent or approval of any other party to any Contract to which the Seller is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except any filings required under the HSR Act; except in each case described in clause (i), (iii), (iv) or (v) of this Section 4.1(d), for any conflict, violation, breach, default, termination, or cancellation that would not reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Seller.

(e) SEC Reports. The Seller has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports and other documents (including all prospectuses and registration statements) required to be filed by it with respect to all periods commencing on or after January 1, 2002 (the “SEC Documents”). As of their respective filing dates (or effective dates, in the case of prospectuses and registration statements), the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), as applicable, and the rules and regulations of the SEC promulgated thereunder.

(f) Absence of Certain Changes.

(i) Between November 1, 2005 and the date hereof, the Business has been conducted in the ordinary course and there has not been any change in the financial condition or results of operations of the Business that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Seller.

(ii) Set forth on Schedule 4.1(f) hereto is a true and complete copy of the write-off policy of the Seller as in effect on November 1, 2005. Since that date, (A) the Accounts and Gross Receivables have been underwritten, established, administered, serviced, collected, terminated and charged-off in the ordinary course consistent with the Seller’s past practice, and (B) the Seller has not materially amended, modified or supplemented or otherwise made any material changes to the policies and procedures as in effect on such date.

(g) Title to Properties; Encumbrances. The Seller has good title to or a valid leasehold interest in, or is licensed or otherwise entitled to use, all of the Acquired Assets (other than the Accounts to which Section 4.1(1) applies), free and clear of all Liens other than Permissible Liens.

(h) Litigation. No Action is pending or, to Seller’s Knowledge, threatened against the Seller or its Affiliates with respect to the Business or the Acquired Assets, at law, in equity or otherwise, before any Governmental Authority or before any arbitrator or panel of arbitrators, to which the Seller is a party, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Seller. There is no outstanding judgment, order, decree, or award that would reasonably be expected to have such a Material Adverse Effect. To the Seller’s Knowledge, there has been no adverse finding of any audit, investigation, or inspection of any Governmental Authority concerning or Business within the past two years that would reasonably be expected to have such a Material Adverse Effect.

(i) Contracts. Except to the extent that any of the following would not reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Seller, each Assigned Contract is a valid, legally binding agreement of the Seller, enforceable against Seller in accordance with its terms, and neither the Seller nor, to the Seller’s Knowledge, any other party thereto is in default under the terms of any such Contract. Schedule 4.1(i) sets forth a complete list of the Assigned Contracts.

(j) Books and Records. All of the Seller’s Books and Records are in all material respects complete and correct and are maintained in accordance with all Requirements of Law.

(k) Compliance with Laws. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Seller:

(i) the Seller is in compliance with all Requirements of Law relating to the Business and the Acquired Assets; and

(ii) the Seller is not subject to any capital plan or supervisory agreement, order or memorandum between any of them and any Governmental Authority.

(l) Account Agreements; Accounts; Gross Receivables. Except to the extent that any of the following would not reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Seller:

(i) The Seller is the sole owner of and has good title to the Accounts and the Gross Receivables. This Agreement shall, following the Closing Date, and subject to the filing of appropriate financing statements and all required continuations, amendments and replacements thereof, vest in the Purchaser all right, title and interest of the Seller in and to the Accounts and the Gross Receivables, free and clear of all Liens other than Permissible Liens.

(ii) Each Account Agreement (other than any Account Agreement with respect to any Written-Off Account) is a valid and legally binding obligation of each obligor thereunder, including any co-signer, guarantor or surety, in the full amount thereof set forth in the Master File or the Books and Records, and is enforceable against such obligors in accordance with its terms, subject to (A) claims and defenses on disputed card transactions asserted by a Cardholder as indicated on the Master File or the Books and Records, (B) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or effecting creditors’ rights generally and the effect of general equitable principles, and (C) the Soldiers’ and Sailors’ Civil Relief Act of 1940, as amended. Representative forms of Cardholder Agreements are set forth in Schedule 4.1(1), and those forms contain all material terms of the Cardholder Agreements as in effect as of the date of this Agreement; provided, however, that no representation or warranty is hereby given as to the capacity, authority or any other factor relating to the identity or status of the obligor that may effect the enforceability of the Account Agreements to which it is party.

(iii) Each Gross Receivable is not subject to offset, refund, recoupment, reversal, adjustment or any claim or defense by any Person (other than claims or defenses on disputed card transactions and refunds of credit balances, as indicated on the Master File).

(iv) Other than the Written-Off Accounts, each Account complies in all material respects with the applicable Account Agreement.

(v) All Account applications have been taken and evaluated and applicants notified in a manner that complied with all applicable Requirements of Law.

(vi) All Accounts have been solicited, originated, maintained and serviced in all material respects in compliance with all applicable Requirements of Law.

(vii) All disclosures made in connection with the Accounts complied in all material respects with all applicable Requirements of Law.

(m) No Brokers or Finders. The Assumed Liabilities do not include, and the Seller is solely responsible for and shall pay, any Liability incurred by it for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements.

(n) Accuracy of Information. The information contained in the Master File, the Books and Records, and the Cardholder List delivered to the Purchaser prior to the date hereof was, and the information contained in the Master File, the Cardholder List and the Books and Records delivered to the Purchaser on the Closing Date will be, complete and accurate in all material respects as of the date of delivery and the Cut-Off Time, respectively.

SECTION 4.2 Representations of the Purchaser. The Purchaser represents to the Seller as follows:

(a) Corporate Existence. The Purchaser (i) is a national bank organized, validly existing, and in good standing under the laws of the United States; and (ii) is duly licensed or qualified to do business as a banking corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations hereunder, except to the extent that its non-compliance would not reasonably be expected to have a Material Adverse Effect on the Purchaser or on the Acquired Assets following the Closing Date.

(b) Capacity; Authorization; Validity. The Purchaser has all necessary power and authority to (i) execute and enter into this Agreement and each of the Ancillary Agreements,

and (ii) perform the obligations required of the Purchaser hereunder and under each of the Ancillary Agreements. The execution and delivery by the Purchaser of this Agreement and each of the Ancillary Agreements, and the consummation by the Purchaser of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate action of the Purchaser. This Agreement (i) has been duly executed and delivered by the Purchaser, (ii) constitutes the valid and legally binding obligation of the Purchaser, and (iii) is enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws effecting the rights of creditors generally and financial institutions in particular and by general equity principles including those respecting the availability of specific performance).

(c) Governmental and Third-Party Consents. The Purchaser has all necessary licenses, permits, consents, and approvals from or by, and has made all necessary notices to, any Governmental Authority having jurisdiction or any third party, in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that the failure to obtain such licenses, permits, consents, or approvals or to provide such notices would not reasonably be expected to have a Material Adverse Effect on the Purchaser or on the Acquired Assets following the Closing Date.

(d) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser, its compliance with the terms hereof and thereof, and its consummation of the transactions specified herein and therein do not and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any Contract to which the Purchaser is a party or by which it is bound; (ii) conflict with or violate the Constituent Documents of the Purchaser; (iii) violate any Requirement of Law or conflict with, or require any consent or approval under any Applicable Order, permit or license, to which the Purchaser is a party or by which it is bound or effected; (iv) require the consent or approval of any other party to any Contract to which the Purchaser is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except any filings required under the HSR Act; and except in each case described in clause (i), (iii), (iv) or (v) of this Section 4.2(d), for any conflict, violation, breach, default, termination, or cancellation that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or on the Acquired Assets following the Closing Date.

(e) Absence of Certain Changes. Since November 1, 2005, there has not been any change in the financial condition or results of operations of the Purchaser that has had or would reasonably be expected to have a Material Adverse Effect on the Purchaser or on the Acquired Assets following the Closing Date.

(f) Compliance with Laws. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect on the Purchaser or on the Acquired Assets following the Closing Date:

(i) the Purchaser is in compliance with all Requirements of Law relating to its credit card business; and

(ii) the Purchaser is not subject to any capital plan or supervisory agreement, order or memorandum between it and any Governmental Authority.

(g) Financing. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Estimated Purchase Price as required by Section 3.1(c) and to timely pay any other amounts to be paid by it under this Agreement. The Purchaser is not subject to any capital plan or supervisory agreement, order or memorandum between it and any Governmental Authority with jurisdiction over it that could reasonably be expected to effect its ability to consummate the purchase of the Acquired Assets from the Seller and fulfill its obligations under this Agreement and the Ancillary Agreements.

(h) Litigation. No Action is pending or, to the Purchaser’s Knowledge, threatened against the Purchaser or its Affiliates with respect to any of their respective assets, at law, in equity or otherwise, before any Governmental Authority or before any arbitrator or panel of arbitrators, to which the Purchaser is a party, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Purchaser or on the Acquired Assets following the Closing Date. There is no outstanding judgment, order, decree, or award that would reasonably be expected to have such a Material Adverse Effect. To the Purchaser’s Knowledge, there has been no adverse finding of any audit, investigation, or inspection of any Governmental Authority concerning the Purchaser’s credit card business within the past two years that would reasonably be expected to have such a Material Adverse Effect.

(i) No Brokers or Finders. Any Liability incurred by the Purchaser or its Affiliates for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements will be borne by the Purchaser.

SECTION 4.3 No Other Representations or Warranties. Except as expressly set forth in this Article IV and Article VI or in any of the Ancillary Agreements, neither the Seller nor the Purchaser has made or make any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Acquired Assets, the Assumed Liabilities or the Seller, the Business or the Purchaser, respectively.

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of Business. (a) Except as otherwise contemplated hereby or by the Ancillary Agreements, and except for transactions in the ordinary course of business, until the Closing Date, the Seller will use its commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relating to the Business, to keep available the services of required employees of the Business and to preserve beneficial relationships with customers in connection with the Business, following substantially the same material practices and standards, including collection practices and accounting practices for charge-offs and reserves, as in effect on November 1, 2005.

(b) Except as otherwise contemplated hereby or by the Ancillary Agreements, and except for transactions in the ordinary course of business, until the Closing Date, the Purchaser will use its commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relating to its credit card business, to keep available the services of required employees of its credit card business and to preserve beneficial relationships with customers in connection with its credit card business, following substantially the same material practices and standards, including collection practices and accounting practices for charge-offs and reserves, as in effect on the date hereof.

SECTION 5.2 Certain Changes. Without limiting Section 5.1, and except as otherwise contemplated hereby or by the Ancillary Agreements or required by applicable Requirements of Law, from the date hereof until the Closing Date, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), the Seller will not:

(a) Enter into, terminate, or amend any Contract except in the ordinary course of business consistent with past practice and only to the extent such entry or amendment would not reasonably be expected to have a Material Adverse Effect on the Acquired Assets;

(b) Acquire, except in the course of collection, a material amount of assets from any other Person or all or substantially all of the business or assets of any Person if such business or assets would constitute Acquired Assets;

(c) Change in any material respect its credit and underwriting, posting, collection, charge-off or operating policies and procedures (or the manner of application thereof) with respect to the Business as in effect on November 1, 2005;

(d) Sell, lease or otherwise dispose of any of the Acquired Assets except (i) in the ordinary course of business consistent with past practice and in transactions that individually or in the aggregate with all such other dispositions would not reasonably be expected to have a Material Adverse Effect on the Seller or the Acquired Assets or (ii) pursuant to the terms of Contracts or commitments existing as of the date hereof, or (iii) as disclosed by Seller on Schedule 5.2(d);

(e) Change any of the Cardholder Agreements; or

(f) Engage in any transaction or incur any obligation or liability with respect to the Acquired Assets, except in the ordinary course consistent with past practice;

(g) Impair or encumber the Purchaser’s rights in the Acquired Assets or the ability of the Purchaser to collect the Acquired Assets, other than Permitted Liens and Liens that will be removed on or before the Closing Date; or

(h) Agree with any Person or otherwise commit to do any of the foregoing.

SECTION 5.3 Access and Confidentiality.

(a) Until the Closing Date, upon reasonable prior notice and subject to applicable Requirements of Law relating to the exchange of information, the Seller will permit the Purchaser and its authorized representatives to have reasonable access, during regular business hours for purposes consistent with this Agreement (including reasonable access to the servicing reports, systems and procedures of the Seller), to the personnel (including the Employees), properties and financial Books and Records, to the extent that such access does not interfere with the business of the Seller; provided, however, that the Purchaser and such representatives comply with the confidentiality obligations contained herein and in the Confidentiality Agreement; and provided, further that the foregoing shall not (i) require the Seller to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of the Seller or its Affiliates unrelated to the Business or violate any obligations of the Seller to any third party with respect to confidentiality if the Seller shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) require any disclosure by the Seller that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege.

(b) If this Agreement is terminated, the Purchaser, at its own expense, will promptly deliver (without retaining any copies) to the Seller or (at the Seller’s option) confirm in writing to the Seller that it has completely destroyed, all information furnished to the Purchaser or its representatives by the Seller or any of its agents, employees or representatives in connection with this Agreement, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by the Purchaser or its representatives that contain or reflect any such information. The Purchaser will cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated by this Agreement.

(c) In addition to the confidentiality arrangements contained herein, all information provided or obtained in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements (including pursuant to Section 5.3(a)) will be held by each party in accordance with the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern; and in the event of a conflict or inconsistency between the terms of this Agreement and the Program Agreement, the terms of the Program Agreement will govern.

(d) Each party and its Affiliates shall be entitled to specific performance of the foregoing provisions of this Section 5.3 and the provisions of the Confidentiality Agreement, in addition to any other remedies that they may have at law or in equity.

SECTION 5.4 Reasonable Efforts; Other Filings. (a) Subject to the terms and conditions of this Agreement, the Purchaser and the Seller will use commercially reasonable efforts to take, or cause to be taken, all actions and will do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law, so as to permit consummation of the Purchase and Assumption as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and will cooperate fully to that end.

(b) Without limiting Section 5.4(a), the Seller and the Purchaser will use commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including taking any action necessary to defend vigorously, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Authority adversely effecting the transactions contemplated by this Agreement or this Agreement, including promptly appealing any adverse court or administrative decision. The Seller and the Purchaser shall consult with the other with respect to the obtaining of such permits, consents, approvals and authorizations and to keep the other apprised of the status thereof. Subject to appropriate confidentiality protections, the Seller and the Purchaser shall each furnish to the other such necessary information and reasonable assistance as such parties may request in connection with the foregoing and shall each provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Each party shall, subject to applicable Requirements of Law, permit counsel for the other party to review in advance any such proposed written communication to any Governmental Authority.

(c) Without limiting the foregoing, the Seller and the Purchaser will use commercially reasonable efforts to obtain all consents and approvals required pursuant to Article VII in time to permit the Closing Date to occur on or before April 15, 2006 or, if the Closing Date has not occurred, as promptly thereafter after April 15, 2006 as reasonably practicable. Each of the Seller and the Purchaser further agrees, without any request or demand by the other, to complete all filings required pursuant to Article VII no later than 10 Business Days from the execution and delivery of this Agreement and to prosecute actively all such filings and pursue the receipt of any related consent or approval.

(d) The Purchaser will promptly notify the Seller in writing, and the Seller will promptly notify the Purchaser in writing, upon (i) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder and thereunder, or (ii) receiving any notice from any Governmental Authority of its intention to (A) institute an Action to restrain or enjoin the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder and thereunder, or (B) nullify or render ineffective this Agreement or the Ancillary Agreements if such transactions are consummated.

(e) The filing fees under the HSR Act shall be borne by the Purchaser.

SECTION 5.5 Additional Instruments. At the reasonable request of the Seller or the Purchaser at or after the Closing, the Person receiving such request will promptly execute and deliver, or cause to be executed and delivered, to the requesting party such assignments, bills of sale, assumption agreements, consents and other similar instruments in addition to those specifically required by this Agreement, in form and substance satisfactory to the requesting party, as may be reasonably necessary to carry out or implement any provision of this Agreement or any Ancillary Agreement.

SECTION 5.6 Non-Solicitation. The Purchaser shall not recruit, solicit for employment, or hire any employees of the Seller or its Affiliates during the period between the date of this Agreement and the Closing Date, and thereafter in accordance with the Program Agreement. The Seller and its Affiliates shall be entitled to specific performance of such provisions in addition to any other remedies that they may have at law or in equity.

SECTION 5.7 Notice to Cardholders. From and after the date of this Agreement and until the Closing, the Purchaser and its Affiliates shall not communicate with the Cardholders (whether by mail, by telephone or otherwise) without the prior written consent of the Seller.

SECTION 5.8 Post-Closing Access. Upon reasonable prior notice, subject to applicable Requirements of Law relating to the exchange of information, and to the extent such access does not interfere with the business of the Purchaser, the Purchaser will permit the Seller, its Affiliates and their representatives reasonable access (including the right to copy), without charge, during normal business hours, to the Acquired Assets, the Books and Records conveyed hereunder, and any third party who maintains or controls any of the foregoing for the Purchaser or its Subsidiaries, all as may be reasonably requested by the Seller or any Affiliate in order to enable the Seller to (i) perform any covenants required to be performed under this Agreement and the Ancillary Agreements after the Closing Date by them; (ii) permit the preparation of any Tax Return or other document required to be filed with any Governmental Authority; (iii) respond to any Action by any Governmental Authority or any other Person, including any Cardholder with respect to matters that may constitute Excluded Liabilities; and (iv) permit the processing of or response to any claim made under this Agreement or the Ancillary Agreements, and the Purchaser shall reasonably cooperate with the Seller and any such Affiliates, if requested, in connection with the foregoing; provided, however that the foregoing shall not (a) require the Purchaser to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of the Purchaser or its Affiliates unrelated to the Acquired Assets or violate any obligations of the Purchaser to any third party with respect to confidentiality if the Purchaser shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (b) require any disclosure by the Purchaser that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege.

SECTION 5.9 Cooperation in Actions. (a) The Purchaser agrees to take commercially reasonable actions necessary to make employees who are then employed by the Purchaser and knowledgeable with respect to any matter in question available to the Seller and its representatives after the Closing Date with respect to any Action to which the Seller is or becomes a party or is otherwise involved with regard to the Business, commenced after the Closing Date. The Purchaser agrees to use commercially reasonable efforts to provide that any such employees who terminate their employment with the Purchaser or any of its Affiliates and enter into termination agreements or similar agreements, arrangements or understandings, will be obligated to continue to assist the Seller in the investigation, evaluation or defense of any such matters, whether as consultants, expert witnesses, or otherwise. The Seller will reimburse the Purchaser for reasonable out-of-pocket expenses incurred by the Purchaser in connection with requests by the Seller pursuant to this Section 5.9 (excluding salary and fringe benefits paid to such employees and related direct or indirect overhead).

(b) The Seller and the Purchaser shall cooperate, to the extent reasonably requested by the other, in the handling and disposition of any Actions, whether or not listed on the Disclosure Schedules and whether or not pending or threatened prior to the Closing, that arise out of or are related to any event or occurrence with respect to the Business prior to the Closing; provided, however, that the party ultimately responsible for discharging such Action shall have the authority to take such actions as it deems necessary or advisable, in its sole discretion, to discharge such Action, subject, however, to the provisions of this Agreement.

(c) The Seller shall be entitled to keep copies of all filings relating to Actions, correspondence, Books and Records, the Cardholder List, the Master File, and other documentation of any kind that the Seller reasonably determines are necessary or desirable in connection with its handling and disposition of Actions.

SECTION 5.10 Preservation of Books and Records. The Purchaser shall preserve and keep the Cardholder List, the Master File, all Books and Records of the Acquired Assets and all information transferred by the Seller to the Purchaser relating to the accounting, business, financial and Tax affairs of the Acquired Assets in existence on the Closing Date or that come into existence after the Closing Date but relate to the Acquired Assets prior to the Closing Date for a period of seven years thereafter, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency, (ii) as may be reasonably necessary with respect to the prosecution or defense of any audit or other Action that is then pending or threatened, or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to Taxes. For a period of four years following the seven year period specified above, if the Purchaser wishes to destroy such records, the Purchaser shall first provide the Seller the opportunity to take possession of the same. The Purchaser shall further afford the Seller reasonable access during normal business hours and upon reasonable notice to the Books and Records in order for the Seller to perform its duties and obligations as servicer of the Accounts.

SECTION 5.11 Bulk Sales Law. The Purchaser hereby acknowledges that the Seller does not intend to comply, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sale or similar Requirement of Law.

ARTICLE VI

TAX AND EMPLOYEE MATTERS

SECTION 6.1 Taxes. (a) The Seller hereby represents and warrants to the Purchaser that the Seller has timely filed all Tax Returns relating to the Business or the Acquired Assets that it was required to file on or before the date hereof (taking into account all applicable extensions), and has timely paid all Taxes shown thereon as due and owing. There are no Liens with respect to Taxes upon any of the Acquired Assets other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate action.

(b) At the requesting party’s expense, the parties hereto shall furnish or cause to be furnished to each other, promptly upon reasonable request, any information and assistance relating to the Acquired Assets or the Business as the requesting party deems reasonably necessary in connection with the filing of any Tax Returns, the preparation for any audit by any taxing authority, the response to any inquiry by a taxing authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns or any other filing required to be made with any Taxing authority or any other matter related to Taxes. The Seller and the Purchaser will cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Acquired Assets or the Business prior to the Closing Date.

(c) Notwithstanding anything in this Agreement to the contrary, all Tax Returns filed by the Seller for periods ending on or before the Closing Date shall remain the property of the Seller.

(d) Notwithstanding anything in this Agreement to the contrary, all excise, sales, use, transfer, documentary, stamp or similar Taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and any recording or filing fees with respect thereto will be borne equally by the Seller and by the Purchaser, and such Taxes shall not be considered Excluded Liabilities.

(e) For all purposes of this Agreement, all property and ad valorem Tax liabilities with respect to the Acquired Assets for taxable periods that begin on or before the Closing Date and end after the Closing Date shall be allocated to the Seller, on the one hand, and to the Purchaser, on the other hand, on a per diem basis. For Tax Returns with respect to such property and ad valorem Taxes that are due on or prior to the Closing Date, the Seller will file or cause to be filed such Tax Returns. For Tax Returns with respect to such property and ad valorem Taxes that are due after the Closing Date, the Purchaser will file or cause to be filed such Tax Returns. The non-filing party shall promptly remit to the party filing such property or ad valorem Tax Returns the portion of such Taxes allocated to such non-filing party.

(f) The Purchaser shall, if the Seller so requests and at the Seller’s expense (for reasonable out-of-pocket costs and expenses), cooperate with the Seller to file for and obtain any Tax refund that relates to any period prior to the Closing Date.

SECTION 6.2 Employees. All employees of the Seller and any of its Affiliates involved with the Business shall remain with the Seller and the Purchaser shall have no obligations with respect thereto.

ARTICLE VII

CONDITIONS

SECTION 7.1 Conditions to Each Party’s Obligations to Effect the Purchase and Assumption. The respective obligations of the Seller and the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following conditions:

(a) Governmental and Regulatory Approvals. (i) The HSR waiting period shall have expired or have been earlier terminated, and (ii) all other authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required to effect the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Requirements of Law in connection therewith shall have expired or been terminated except to the extent that the failure to obtain any such other approvals or authorizations would not reasonably be expected to have a Material Adverse Effect on the Acquired Assets, the Purchaser or the Seller.

(b) Third Party Consents. The consents and approvals of third Persons set forth in Schedule 4.1(c) shall have been obtained and shall be in full force and effect.

(c) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d) Program Agreement. The Program Agreement shall have been duly executed and delivered by the other party thereto.

(e) Instrument of Assignment and Assumption. The Instrument of Assignment and Assumption shall have been duly executed and delivered by the other party thereto.

(f) Financing Statements. The Purchaser shall have prepared and delivered and the Seller shall have executed UCC-1 financing statements to be filed by the Purchaser in the Offices of the Secretaries of State of those states necessary to perfect the sale of the Gross Receivables purchased pursuant to the terms and conditions hereof.

SECTION 7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following additional conditions:

(a) Performance of Obligations. The Seller shall have performed in all material respects all of its covenants and agreements set forth in this Agreement, to the extent required at or prior to the Closing Date.

(b) Representations. The representations of the Seller set forth in this Agreement shall be true and correct as of (i) the date of this Agreement, and (ii) the Closing

Date, except that representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), except to the extent that any failure to be so true and correct has not had, or would not reasonably be expected to have, a Material Adverse Effect on the Seller or the Acquired Assets.

(c) Certificate. The Purchaser shall have received a certificate signed on the Seller’s behalf by an executive officer of the Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

SECTION 7.3 Conditions to Obligations of the Seller. The obligations of the Seller to effect the Purchase and Assumption are subject to the fulfillment or waiver in writing, at or prior to the Closing Date, of the following additional conditions:

(a) Performance of Obligations. The Purchaser shall have performed in all material respects all of its covenants and agreements set forth in this Agreement, to the extent required at or prior to the Closing Date.

(b) Representations. The representations of the Purchaser set forth in this Agreement shall be true and correct as of (i) the date of this Agreement, and (ii) the Closing Date, except that any representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), except to the extent that any failure to be so true and correct has not had, or would not reasonably be expected to have, a Material Adverse Effect on the Purchaser or the Acquired Assets.

(c) Certificate. The Seller shall have received a certificate signed on the Purchaser’s behalf by an executive officer of the Purchaser, dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement and the Ancillary Agreements may be abandoned at any time before the Closing Date only:

(a) By the written consent of each of the parties hereto;

(b) By the Seller or the Purchaser if (i) any approval of a Governmental Authority, the lack of which would result in the failure to satisfy the condition set forth in Section 7.1(a), has been denied by the Governmental Authority, and (ii) in each case such party has no opportunity to cure the fault giving rise to such denial, including through reapplication or appeal;

(c) By the Seller or the Purchaser if (i) any permanent injunction or Action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement or the Ancillary Agreements becomes final and nonappealable, (ii) any law or regulation makes consummation of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited, or (iii) consummation of the transactions contemplated by this Agreement or the Ancillary Agreements would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d) By the Seller or the Purchaser if the transactions contemplated by this Agreement and the Ancillary Agreements are not consummated by June 1, 2006; provided, however, that neither the Seller nor the Purchaser may terminate this Agreement pursuant to this Section 8.1(d) if its (or one of its Affiliate’s) breach of any representation, warranty or covenant contained herein has been the cause of or resulted in the failure to consummate such transactions by such date; provided, however, that if the failure to consummate the transactions contemplated hereby by such date is caused by a delay in satisfying the conditions referenced in Section 7.1(a), no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) until the date that is three months after such date; or

(e) By the Seller or the Purchaser in the event of a breach or default in the performance by the other party of any representation, warranty, covenant or agreement hereunder, which breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of such other party, constitute grounds for the conditions set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as the case may be, not to be satisfied at the Closing Date, and (ii) has not been, or cannot be, cured within 30 days after written notice, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party.

SECTION 8.2 Effect of Termination. If this Agreement is terminated in accordance with the terms of this Agreement, no party hereto (or any of its Affiliates, directors, officers, representatives or agents) will have any Liability or further obligation to any other party to this Agreement, except for (i) obligations that survive termination as expressly provided for in Section 9.1, Section 5.3 and Article X, and (ii) liabilities or obligations arising out of or related to any knowing, willful or intentional breach of this Agreement prior to such termination.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

SECTION 9.1 Survival. (a) The representations or warranties of the parties in this Agreement will survive the Closing until the date that is 12 months after the Closing; provided, however, that the representations and warranties set forth in the following provisions will survive until the expiration of the applicable statute of limitations (including any extensions thereof): Section 4.1(g), Section 4.1(l)(i), and Section 6.1(a).

(b) No agreement or covenant in this Agreement will survive the Closing Date, other than the covenants in any agreement or covenant that by their terms survive for a period after the Closing; provided, however, that the agreements and covenants set forth in the following provisions will survive until the expiration of the applicable statute of limitations (including any extensions thereof): Sections 6.1(b)-(f), Section 8.2, and this Article IX. In addition, the last sentence of Section 2.5(a) will survive until the expiration of the applicable statute of limitations (including any extensions thereof).

(c) No claim for indemnification pursuant to this Article IX for breach of any representation, warranty or covenant may be brought after the date on which such representation, warranty or covenant no longer survives; provided, however, that if any reasonably specific indemnification claim is validly made prior to the termination of the applicable survival period, the indemnifying party’s obligation hereunder with respect to such indemnification claim shall survive until such claim has been finally resolved.

(d) If a Purchaser employee listed on Schedule 1.1 determines prior to Closing that the Seller is in breach of any of the Seller’s representations or warranties contained herein, or of any of the Seller’s covenants contained herein that are to be performed by the Seller at or prior to Closing, and that such breach would have a Material Adverse Effect on the Acquired Assets, the Purchaser shall notify the Seller of the same as promptly as reasonably practicable. However, no such notice shall constitute a waiver of any claim by the Purchaser, and if the Seller has Knowledge of such breach, Purchaser shall be relieved of its notice obligation under this Section.

SECTION 9.2 Indemnification by the Seller. The Seller agrees to indemnify the Purchaser and each of its Affiliates and their respective officers, directors and employers (collectively, the “Purchaser Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all damage, loss, liability, expense, judgment, settlement, claim, cost or penalty (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action and enforcement of any rights of indemnification against any Indemnifying Party or with respect to any appeal) (collectively, “Losses”) incurred or suffered by the Purchaser Indemnified Parties arising out of or resulting from, without duplication, (i) any breach of a representation or warranty of the Seller contained in this Agreement or in any certificate delivered by the Seller pursuant to this Agreement, (ii) any breach of an agreement or covenant made by the Seller in this Agreement, (iii) any failure of the Seller or any of its Affiliates to comply with any applicable “bulk sales” or similar Requirement of Law in connection with the consummation of the transactions contemplated hereby, or (iv) any Excluded Liability. Notwithstanding the foregoing, the Purchaser Indemnified Parties will not be entitled to indemnity pursuant to clause (i) of this Section 9.2: (x) in respect of any individual Action or individual claim, fact or occurrence or any series of related Actions, claims, facts or occurrences (including any class action), until Losses in respect of such individual or related Actions, claims, facts or occurrences are greater than the De Minimis Claim Amount; or (y) for any Losses, until the aggregate amount of all such Losses incurred or suffered by the Purchaser Indemnified Parties exceeds the Deductible Amount, in which case the Purchaser Indemnified Parties be entitled to indemnification for the full amount of such Losses in excess of such threshold; provided, however, that in no event will the Purchaser Indemnified Parties be entitled to indemnity for Losses pursuant to clause (i) of this Section 9.2 to the extent that the amount of Losses, in the aggregate, incurred or suffered by the Purchaser Indemnified Parties exceeds the Indemnity Cap Amount, except with respect to Losses arising from the breach of Section 4.1(g), Section 4.1(l)(i), or Section 6.1.

SECTION 9.3 Indemnification by the Purchaser. The Purchaser agrees to indemnify the Seller and each of its Affiliates and their respective officers, directors and employers (collectively, the “Seller Indemnified Parties”) against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of or resulting from without duplication, (i) any breach of a representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement, (ii) any breach of an agreement or covenant made by the Purchaser in this Agreement, (iii) any Assumed Liability, or (iv) the operation of the Acquired Assets from and after the Closing. Notwithstanding the foregoing, the Seller Indemnified Parties will not be entitled to indemnity pursuant to clause (i) of this Section 9.3: (x) in respect of any individual Action or individual claim, fact or occurrence or any series of related Actions, claims, facts or occurrences (including any class action), until Losses in respect of such individual or related Actions, claims, facts or occurrences are greater than the De Minimis Claim Amount; or (y) for any Losses, until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Parties exceeds the Deductible Amount, in which case the Seller Indemnified Parties shall be entitled to indemnification for the full amount of Losses in excess of such threshold; provided, however, that in no event will the Seller Indemnified Parties be entitled to indemnity for Losses pursuant to clause (i) of this Section 9.3 to the extent that the amount of such Losses, in the aggregate, incurred or suffered by the Seller Indemnified Parties exceeds the Indemnity Cap Amount, except with respect to Losses arising from the breach of Section 6.1.

SECTION 9.4 Notice, Settlements and Other Matters. (a) A party seeking indemnification pursuant to Section 9.2 or Section 9.3 (the “Indemnified Party”) must give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion or commencement of any Action, in respect of which indemnity may be sought hereunder specifying in reasonable detail the individual items of such Losses including the amount, the date each such item was paid, or properly accrued or arose, and the specific details of the breach of representation, warranty or covenant or other claim or matter to which such item is related. Notwithstanding the foregoing, the failure of the Indemnified Party to furnish the written notice referred to in the preceding sentence in a prompt manner shall not effect its right to indemnification to the extent the Indemnifying Party’s right to defend the matter is not materially prejudiced by such failure to give prompt notice. In the event that any third party Action is made against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such Action or to defend such Action, in each case at its sole cost and expense (subject to the limitations set forth in Section 9.2, if the Seller is the Indemnifying Party, or Section 9.3, if the Purchaser is the Indemnifying Party) and with its own counsel. If, within 30 days of receipt from an Indemnified Party of the notice referred to above the Indemnifying Party (i) advises the Indemnified Party in writing that it will not elect to defend, settle or otherwise compromise or pay such Action, or (ii) fails to make such an election in writing within such time-frame, the Indemnified Party may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle, compromise or pay such Action; provided, however, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party. Unless and until the Indemnifying Party makes an election in accordance with this Section to defend, settle, compromise or pay such Action, all of the Indemnified Party’s reasonable costs arising out of the defense, settlement, compromise or payment thereof will be Losses subject to indemnification by the Indemnifying Party (subject to the provisions and limitations of Section 9.2 and Section 9.3, as applicable). Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Action. If the Indemnifying Party elects to defend any such Action, the Indemnified Party may participate in such defense with counsel of its choice at the Indemnified Party’s sole cost and expense. If the Indemnifying Party elects to assume the defense of (or otherwise elects to negotiate, settle or compromise) any Action as described above, the Indemnified Party will reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense to the extent such costs and expenses do not total an amount indemnifiable pursuant to Section 9.2 or Section 9.3, as applicable.

(b) The Indemnified Party will have the right to reject any settlement approved by the Indemnifying Party if the Indemnified Party is not fully and unconditionally released from any Liability resulting from that Action. The Indemnified Party will not have the right to settle any third party Action without the written consent of the Indemnifying Party if the Indemnifying Party is contesting such Action in good faith and has assumed the defense of such Action from the Indemnified Party or if the period for determining whether or not to assume the defense of such Action from the Indemnified Party has not expired.

(c) In calculating the amount of any Losses of an Indemnified Party under this Article IX, there will be subtracted from such amount the amount of any (i) insurance proceeds (net of Taxes actually incurred), and other than proceeds received through self-insurance or insurance provided by Affiliates of such Indemnified Party) actually received by the Indemnified Party with respect to such Losses, and (ii) third-party payments actually received by the Indemnified Party with respect to such Losses. In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by clauses (i) or (ii) of this Section 9.4(c), the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses. Upon the payment in full of any claim hereunder, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim and any amount paid by the Indemnifying Party under this Article IX. The Indemnified Party shall cooperate with the Indemnifying Party in the assertion by the Indemnifying Party of any such claim against such other Persons.

(d) Without limitation of their respective rights and obligations as set forth elsewhere in this Article IX, and subject to the procedures for indemnification claims set forth in this Article IX, the Indemnified Party will act in good faith, will use commercially reasonable efforts to mitigate any Losses, will use similar discretion in the use of personnel and the incurring of expenses as the Indemnifying Party would use if they were engaged and acting entirely at their own cost and for their own account, and will consult regularly with the Indemnifying Party regarding the conduct of any Actions or the taking of any action for which indemnification may be sought. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such Losses, then notwithstanding anything else to the contrary contained herein, neither the Seller nor the Purchaser, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

(e) The Seller and the Purchaser agree to treat and report all indemnity payments as additional adjustments to the amount of the total consideration paid for the Acquired Assets for all Tax purposes unless required by applicable Requirements of Law.

(f) For purposes of this Article IX, all representations and warranties continued in this Agreement shall be read to exclude any materiality or “Material Adverse Effect” qualifiers appearing therein.

(g) Notwithstanding anything to the contrary contained herein, the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any indirect damages, including consequential, incidental, exemplary or special damages, or punitive damages.

(h) After the Closing Date, other than as provided in Section 2.4 and except with respect to claims based on fraud and/or claims seeking equitable remedies, this Article IX will constitute the Seller’s and the Purchaser’s exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Notices. All notices and other communications by the Purchaser or the Seller hereunder will be in writing to the other party and will be deemed to have been duly given when delivered in person, when received via facsimile or overnight courier, or when posted by United States registered or certified mail, with postage prepaid, addressed as follows:

if to the Purchaser to:

Chase Bank USA, N.A.

3 Christina Center

201 North Walnut Street

Wilmington, DE 19801

Attention: Chief Executive Officer

Facsimile: (212) 230-8881

with a copy to:

Chase Bank USA, N.A.

3 Christina Center

201 North Walnut Street

Wilmington, DE 19801

Attention: General Counsel Chase Card Services

Facsimile: (212) 230-8881

if to the Seller to:

Kohl’s Department Stores, Inc.

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Attention: Chief Operating Officer

Facsimile: (262) 703-6796

with a copy to:

Kohl’s Department Stores, Inc.

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Attention: General Counsel

Facsimile: (262) 703-7274

Notices and other communications may also be sent to such other address or addresses as the Purchaser or the Seller may from time to time designate by notice as provided herein, except that notices of change of address will be effective only upon receipt.

SECTION 10.2 Expenses. (a) Except as otherwise provided herein, all legal and any other third-party costs and expenses incurred in connection herewith and the transactions contemplated by this Agreement and the Ancillary Agreements will be paid by the party incurring such expenses, except that all fees or other amounts payable to any Governmental Authority in connection with any consent or approval required by Article VII shall be paid by the Purchaser.

(b) Collection efforts and related expenses on all Accounts made or incurred by the Seller prior to the Closing Date will be the responsibility of the Seller, and all monies collected thereon prior to the Closing Date (and all monies collected on Written-Off Accounts prior to the Closing Date) shall be retained by the Seller.

SECTION 10.3 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by any party to any Person without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void.

SECTION 10.4 Entire Agreement; Amendment; Waiver. This Agreement and the Ancillary Agreements, including the Exhibits and Schedules hereto and thereto, embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto, other than the Confidentiality Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement (or the other documents referred to in the preceding sentence) has been made or relied on by any party in entering into this Agreement. This Agreement may be amended, and any provision hereof waived, but only in a writing signed by the parties hereto.

SECTION 10.5 Counterparts. This Agreement may be executed in two or more counterparts any of which may be delivered by facsimile transmission and all of which will together constitute one and the same instrument.

SECTION 10.6 Governing Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York, without regard to internal principles of conflict of laws, and applicable federal law.

SECTION 10.7 Waiver of Jury Trial and Venue. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement. Any lawsuit brought by either party against the other shall be brought in the United States District Court for the Eastern District of Wisconsin in Milwaukee, Wisconsin.

SECTION 10.8 Severability. In case any one or more of the provisions contained herein is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be effected or impaired thereby.

SECTION 10.9 Public Announcement. Except for any notice that is required by law or regulation, each of the Purchaser and the Seller agrees that it will not issue a press release or make any other public statement with respect to the transactions contemplated by this Agreement or the Ancillary Agreements without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Each of the Purchaser and the Seller, agrees to notify and consult with the other at least one Business Day in advance of filing any notice required by law or regulation.

SECTION 10.10 Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, will confer on any Person, other than the parties hereto and their respective successors and permitted assign, any rights, remedies, obligations or liabilities; provided that the provisions of Article IX will inure to the benefit of the Indemnified Parties.

SECTION 10.11 Credit Bureau Reporting. Upon the Closing, with the cooperation of the Purchaser, the Seller will notify the three major credit reporting bureaus that the designation on all Accounts purchased hereunder shall reflect that such Accounts have been transferred.

SECTION 10.12 Further Assurances. Each of the parties hereto shall, whenever and as often as reasonably requested to do so by the other party hereto, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) the Purchase and Assumption contemplated hereby, and (ii) the consummation of the other transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

KOHL’S DEPARTMENT STORES, INC.

By:	/s/ Arlene Meier
Name:	Arlene Meier
Title:	Chief Operating Officer

CHASE BANK USA, NATIONAL ASSOCIATION

By:	/s/ David Hoyt
Name:	David Hoyt
Title:	Senior Vice President

Signature Page to Purchase and Sale Agreement